Exhibit 10.8

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT
This AGREEMENT (“Separation Agreement”) made this January 29, 2017 (the “Effective Date”), by and between Sterling Jewelers Inc., a Delaware corporation (including its successors and assigns, the “Company”), and Ed Hrabak (the “Employee”).
WHEREAS, the Company and Employee entered into that certain Termination Protection Agreement, effective October 15, 2015 (“TPA”);
WHEREAS, pursuant to the terms and conditions of the Signet Jewelers Limited Omnibus Incentive Plan (the “Omnibus Plan”), the Employee was granted the following equity and equity-based awards, all or a portion of which are expected to remain unvested as of the Termination Date (defined below): (i) restricted shares of Signet pursuant to Time-Based Restricted Stock Award Agreements dated as of May 8, 2014, July 16, 2014, April 27, 2015 and April 25, 2016 (together, the “Restricted Stock Awards”) and (ii) performance-based vesting restricted stock units of Signet pursuant to Performance-Based Restricted Stock Unit Award Agreements dated as of May 8, 2014, July 16, 2014, April 27, 2015 and April 25, 2016 (the “RSU Awards” and, together with the Restricted Stock Agreements, the “Equity Awards”);
WHEREAS, the Employee gave notice of his intention to resign from the position of Chief Operations Officer of Signet Jewelers Limited and its subsidiaries (the “Signet Group”);
WHEREAS, the Company desires to continue to employ the Employee and the Employee has agreed to continue to be employed by the Company through the Termination Date; and
WHEREAS, the Employee and the Company both agree that the Employee’s employment with the Company and its subsidiaries and affiliates will terminate effective as of the Termination Date or otherwise pursuant to the terms and conditions of this Separation Agreement.
NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Employee hereby agree as follows:
1.Resignation. The Employee acknowledges that on July 17, 2017 or, if earlier, the date on which the Employee’s employment is terminated by the Company without Cause (as defined below), as determined by the Company, or due to the Employee’s death or Disability (as defined below) (such date, the “Termination Date” and such termination, a “Qualifying Termination”) the Employee will immediately be deemed to resign, and shall resign from and/or be removed from the Employee’s position, Chief Operations Officer of the Signet Group, and from all offices and directorships held by the Employee in the Company or any of its subsidiaries or affiliates. The Employee agrees to execute any documentation presented by the Company to effectuate all such resignations and/or removals from such offices and/or directorships held by the Employee. The Employee acknowledges and agrees that until the Termination Date the Employee will continue to perform such duties as may be assigned from time to time by the Chief Executive Officer of the Signet Group or such other officer designated by the Chief Executive Officer of the Signet Group. For purposes of the Separation Agreement, “Cause” shall mean (A) fraud, embezzlement, gross insubordination or any act of moral turpitude or misconduct, in each case, on the part of the Employee; (B) conviction of or the entry of a plea of nolo contendere by the Employee for any felony; or (C) (x) a material breach by the Employee of Employee’s duties, responsibilities or obligations under this Separation Agreement, or (y) the willful failure or refusal by the Employee to perform and discharge a specific lawful directive issued to Employee by the Board of Directors of Signet Jewelers Limited (the “Board”) within a reasonable period of time, not to be less than five (5) business days, following written notice thereof to the Employee by the Company or the Board. For purposes of the Separation Agreement, “Disability” shall mean any physical or mental disability that renders the Employee incapable of performing the services required of the Employee for any period or periods aggregating six months during any twelve- month period and for purposes of the foregoing, the Employee’s physical or mental disability shall be determined in accordance with any disability plan of or applicable to the Company that is then in effect. For the avoidance of doubt, in the event Employee’s employment terminates other than in a Qualifying Termination, the Employee will immediately be deemed to resign, and shall resign from and/or be removed from the Employee’s position, Chief Operations Officer of the Signet Group, and from all offices and directorships held by the Employee in the Company or any of its subsidiaries or affiliates.
2.Termination.
(a)    Accrued Benefits. Employee shall be entitled to receive: (i) base salary and accrued and unused vacation through the date of termination of employment in accordance with the Company’s normal payroll practices, (ii) any annual bonus or long-term incentive plan payment that has been earned by the Employee for a completed fiscal year (or with respect to a long-term incentive plan payment, a completed performance cycle) ending prior to the date of termination of employment but which remains unpaid as of such date payable in accordance with the applicable plan, and (iii) any vested benefits to which Employee is entitled under the employee benefit plans of the Company, payable pursuant to the terms and conditions of such benefit plans.
(b)    Termination Payments. Subject to the Employee’s timely execution, delivery and non-revocation of a Release (as described in Section 2(c) below) following a Qualifying Termination on the Termination Date, and continued compliance with Sections 5, 6, 7, 8 and 9 below, the Employee shall be entitled to receive the following payments and benefits:
(i)    continued payment of the Employee’s annual base pay in effect on the Termination Date from the Termination Date until March 15, 2018 (the

“Severance Period”), less applicable withholding taxes, paid in accordance with the Company’s payroll practices; provided that, the first payment shall be paid as part of the first full payroll cycle following the forty-fifth (45th) day after the Termination Date and shall include payments of any amounts that would be due prior to such commencement date (such date, the “Payment Commencement Date”).
(ii)    a lump sum amount equal to the annual bonus the Employee would have otherwise received for fiscal year 2018, based on actual performance, payable in a lump sum during the period commencing on the 15th of April and ending on the 31st of May following the end of fiscal year 2018.
(iii)    a taxable cash payment equal to the monthly employer contribution to the Company’s group health coverage premium for an active employee with the same level of coverage as Employee had on the Termination Date for the Severance Period, with the first payment to be made on the Payment Commencement Date and the remaining payments monthly thereafter for the duration of the Severance Period.
(iv)    for purposes of the Employee’s Equity Awards, on the Termination Date the vesting of such Equity Awards shall be calculated as if Employee’s employment terminated on March 15, 2018 and such termination of employment was due to “Retirement” (as such term is defined in the Equity Awards) and Employee shall remain subject to all terms and conditions set forth in the Omnibus Plan and Equity Awards.
If the Employee participated in direct deposit as of the Termination Date, the Employee’s payments in Sections 2(b)(i)-(iii) will be direct deposited. If the Employee did not participate in direct deposit, the Employee will be issued a live check to the Employee’s last reported home address on file with the Company. The termination payments and benefits described in this Section 2(b)(i)-(iv) will be reduced to cover any outstanding financial obligations the Employee owes to the Company as of the Termination Date, to the extent permissible under law, and without the incurrence of additional tax obligations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”).
(c)    The Employee’s entitlement to the payments and benefits set forth in Section 2(b) above shall be subject to and contingent upon the Employee’s execution and delivery to the Company of a general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) on or after the Termination Date and such Release becoming irrevocable within twenty-nine (29) days following the Termination Date. For the avoidance of doubt, the Employee shall forfeit the payments and benefits set forth in Section 2(b) if the Release has not been executed, delivered to the Company and become irrevocable within such twenty-nine (29) day period.
3.Sole Payments and Benefits. The termination payments and benefits set forth in Section 2 shall be the sole and exclusive payments and benefits to which the Employee shall be entitled in respect of the Employee’s termination of employment with the Company.

4.No Long-Term Incentive Plan Grants or Merit Increase. The Employee acknowledges and agrees that (i) he is not entitled to any future equity award grants under the Omnibus Plan or otherwise and (ii) he is not eligible for any future merit increase with respect to base salary.
5.Restrictive Covenants.
(a)During the term of the Employee’s employment with the Company or any of its subsidiaries or affiliates and for all time thereafter, the Employee shall keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company and of any of the subsidiaries or affiliates of the Company, any trade secrets, confidential or proprietary information and documents or materials owned, developed or possessed by or for the Company or any of the subsidiaries or affiliates of the Company pertaining to the Business of the Company or any of the subsidiaries or affiliates of the Company; provided that such information referred to in this Section 5(a) shall not include information that is or has become generally known to the public or the jewelry trade without violation of this Section 5. For purposes of the Separation Agreement, “Business” shall mean the operation of a retail jewelry business that sells to the public jewelry, watches and associated services including through e-commerce.
(b)The Employee acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, data, documentation, writings and applications thereof (collectively, “Works”) relating to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company that, alone or jointly with others, the Employee may create, make, develop or acquire during the term of Employee’s employment with the Company or any of its subsidiaries or affiliates (collectively, the “Developments”) are works made for hire and shall remain the sole and exclusive property of the Company and its subsidiaries and affiliates and the Employee hereby assigns to the Company all of Employee’s right, title and interest in and to all such Developments and Employee shall take any action reasonably necessary to achieve the foregoing result. Notwithstanding any provision of this Agreement to the contrary, “Developments” shall not include any Works that do not relate to the Business or planned business of the Company or any of the subsidiaries or affiliates of the Company.

(c)The Employee agrees that Employee shall not, directly or indirectly, without the prior written consent of the Company:

(i)
during Employee’s employment with the Company or any of its subsidiaries or affiliates and for a period of one year commencing upon the date of Employee’s termination of employment, solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of the subsidiaries or affiliates of the Company to terminate his or her employment or engagement with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes; or

(ii)
during Employee’s employment with the Company or any of its subsidiaries or affiliates and for a period of one year commencing upon the date of Employee’s termination of employment, directly or indirectly own, manage, control, invest or participate in any way in, consult with or render services to or for any person or entity (other than for the Company or any of the subsidiaries or affiliates of the Company) which is materially engaged in the Business (“materially” meaning deriving more than 25% of its revenue from the sale of jewelry and watches per year as of the applicable date); provided that the Employee shall be entitled to own up to 1% of any class of outstanding securities of any company whose common stock is listed on a national securities exchange or included for trading on the NASDAQ Stock Market.

(d)The Employee acknowledges that the services to be rendered by the Employee are of a special, unique and extraordinary character and, in connection with such services, the Employee will have access to confidential information vital to the Business of the Company and the subsidiaries and affiliates of the Company. By reason of this, the Employee consents and agrees that if the Employee violates any of the provisions of Section 5 hereof, the Company and the subsidiaries and affiliates of the Company would sustain irreparable injury and that monetary damages will not provide adequate remedy to the Company and that the Company shall be entitled to have Section 5 specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of the subsidiaries or affiliates of the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the recovery of damages from the Employee or cessation of payments and benefits hereunder without requirement for posting a bond. The Employee further acknowledges that: (i) the Employee will not at any time, directly or indirectly violate this Section 5; (ii) payment of the termination payments and benefits in Section 2(b) under this Separation Agreement shall not be made if the Employee violates this Section 5; (iii) the Company shall have no further obligation at any time to pay the termination payments and benefits in Section 2(b) under this Separation Agreement if the Employee violates this Section 5; and (iv) to the extent allowed by law, the Employee shall be required to return to the Company any termination payments and benefits the Company paid the Employee less two hundred fifty dollars ($250.00) if the Employee violates this Section 5.

6.Cooperation.    The payments and benefits pursuant to Section 2(b) of this Separation Agreement are conditioned upon the Employee’s agreement to be reasonably available to assist and otherwise advise and consult with the Company in transitioning responsibilities to other employees of the Company. The payments and benefits pursuant to Section 2(b) of this Separation Agreement are also conditioned upon the Employee’s full and continued cooperation in good faith with the Company, its subsidiaries and affiliates and its legal counsel, as may be necessary or appropriate: (i) to respond truthfully to any inquiries that may arise with respect to matters that the Employee was responsible for or involved with during the Employee’s employment with the Company; (ii) to furnish to the Company, as reasonably requested by the Company, from time to time, the Employee’s honest and good faith advice, information, judgment and knowledge with respect to all practices at the Company, and employees of the Company; (iii) in connection with any defense, prosecution or investigation of any and all actual, threatened, potential or pending court or administrative proceedings or other legal matters in which the Employee may be involved as a party and/or in which the Company determines, in its sole discretion, that the Employee is a relevant witness and/or possesses relevant information; and (iv) in connection with any and all legal matters relating to the Company, its subsidiaries and affiliates, and each of their respective past and present employees, managers, directors, officers, administrators, shareholders, members, agents, and attorneys, in which the Employee may be called as an involuntary witness (by subpoena or other compulsory process) served by any third-party, including, without limitation, providing the Company with written notice of any subpoena or other compulsory process served on the Employee within forty-eight (48) hours of its occurrence.
In connection with the matters described in this Section 6, the Employee agrees to notify, truthfully communicate and be represented by, and provide requested information to, the Company’s counsel, to fully cooperate and work in good faith with such counsel with respect to, and in preparation for, any response to a subpoena or other compulsory process served upon the Employee, any depositions, interviews, responses, appearances or other legal matters, and to testify truthfully and honestly with respect to all matters. For the avoidance of doubt, the Company has no obligation to provide the Employee with separate counsel in connection with any such matter.
The Company shall reimburse the Employee for reasonable expenses, such as travel, lodging and meal expenses, incurred by the Employee pursuant to this Section 6 at the Company’s request, and consistent with the Company’s policies for employee expenses.

The Employee further acknowledges that all documents prepared by the Company pertaining to the affairs of the Company or any legal matter relating to the Company, which may be provided to the Employee or to which the Employee may be given access pursuant to this Section 6 in connection with the Employee’s cooperation hereunder with respect to any legal matter relating to the Company, are, and shall remain, the property of the Company at all times.  Except as required by applicable law or court order, the Employee shall not disclose any information or materials received in connection with any legal matter relating to the Company.
All communications by the Company, its subsidiaries and/or affiliates, and its lawyers to the Employee and all communications by the Employee to the Company, its subsidiaries and/or affiliates and its lawyers, in connection with any legal matter relating to the Company, its subsidiaries and/or affiliates, shall, to the fullest extent permitted by law, be privileged and confidential and subject to the work product doctrine.  No such communication, information, or work product shall be divulged by the Employee to any person or entity, except at the specific direction of an authorized representative of the Company and its lawyers.

The Employee further agrees that the Employee must also: (i) complete any outstanding performance evaluations; (ii) repay any outstanding bills, advances, debts, etc., due to the Company, as of the date of Employee’s termination of employment; and (iii) cooperate with the Company in performing all transition and other matters required by the Company prior to the date of Employee’s termination of employment.

7.Return of Property and Documents. As a material provision of this Separation Agreement, and as a condition of the receipt of the termination payments and benefits described in Sections 2(b) of this Separation Agreement, as of the date of Employee’s termination of employment, the Employee shall have, and represent to have, returned to the Company all Company property (including, without limitation, any and all computers, phones, identification cards, card key passes, fobs, corporate credit cards, corporate phone cards, corporate motor vehicles, files, memoranda, keys and software) in the Employee’s possession and the Employee shall not make or retain any duplicates or reproductions of such items. The Employee further agrees that, as a material provision of this Separation Agreement, as of the date of Employee’s termination of employment, the Employee shall have, and represent to have, delivered to the Company all copies of any confidential information of the Company in the Employee’s possession, custody or control, including all copies of any analyses, compilations, studies or other documents in the Employee’s possession, custody or control that contain any such confidential information (whether in electronic or paper form), and that as of the date of Employee’s termination of employment, the Employee shall no longer possess any such Company property or confidential information in any form. The Company has no obligation to pay the termination payments and benefits in Section 2(b) of this Separation Agreement until it is satisfied that the Employee has returned all Company property the Employee possesses or controls.
8.Confidentiality. The Employee acknowledges and agrees that the Employee will keep the terms, amount, and facts of, and any discussions leading up to, this Separation Agreement strictly and completely confidential, and that the Employee will not communicate or otherwise disclose to any employee of the Company (past, present, or future), or to any member of the general public, the terms, amounts, copies, or fact of this Separation Agreement, except as may be required by law or compulsory process; provided, however, that the Employee may make such disclosures to Employee’s tax/financial advisors or legal counsel as long as they agree to keep the information confidential. If asked about any of such matters, to the extent permissible, the Employee’s response shall be that Employee may not discuss any of such matters, except that nothing in this Separation Agreement shall affect the Employee’s rights to engage in activity protected by Section 7 of the National Labor Relations Act. Notwithstanding anything herein to the contrary, nothing in this Section 7 shall: (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).
The Employee is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order. Notwithstanding anything herein to the contrary, nothing in this Separation Agreement shall: (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation; or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

In the event of a breach of the confidentiality provisions set forth in this Section 8 of the Separation Agreement by the Employee, the Company may suspend any payments or benefits due under this Separation Agreement pending the outcome of litigation and/or arbitration regarding such claimed breach of this Separation Agreement by the Employee.
9.Non-Defamation and Non-Disparagement. The Employee shall not at any time, publicly or privately, verbally or in writing, directly or indirectly, make or cause to be made any defaming and/or disparaging, derogatory, misleading or false statement about the Company or its products, or any current or former directors, officers, employees, or agents of the Company, or the business strategy, plans, policies, practices or operations of the

Company to any person or entity, including members of the investment community, press, customers, competitors, employees and advisors of the Company. Truthful disclosure to any government agency regarding possible violations of federal law or regulation in accordance with any whistleblower protection provisions of state or federal law or regulation shall not be deemed to violate this paragraph.
Employee recognizes that the breach of this Section 9 will cause serious and irreparable injury to the Company. The Employee further acknowledges that: (i) the Employee will not at any time, directly or indirectly, violate this Section 9 regarding non-defamation and non-disparagement; (ii) payment of the termination payments and benefits set forth in Section 2(b) of this Separation Agreement shall not be made if the Employee violates this Section 9 regarding non-defamation and non-disparagement; (iii) the Company shall have no further obligation at any time to pay the termination payments and benefits set forth in Section 2(b) of this Separation Agreement if the Employee violates this Section 9 regarding non-defamation and non-disparagement; and (iv) to the extent allowed by law, the Employee shall be required to return to the Company any termination payments and benefits paid less two hundred fifty dollars ($250.00) if the Employee violates this Section 9 regarding non-defamation and non-disparagement.
10.Consequences of Breach. The Employee acknowledges and agrees that the obligations and responsibilities in this Separation Agreement are reasonable and not unduly restrictive. The Employee further recognizes that damages incurred by the Company as a result of the Employee’s breach of this Separation Agreement will be difficult to measure, that monetary damages will not provide adequate relief, and that in the event of any such breach: (i) the Company shall be entitled to apply for and receive an injunction without bond to restrain any such violation; (ii) the Company shall not be obligated to provide the termination payments or benefits under this Separation Agreement; (iii) the Employee shall be obligated to pay to the Company its costs and expenses in enforcing its rights; and (iv) as an alternative to (iii), the Company may withhold and retain all but two hundred fifty dollars ($250.00) of the value of the termination payment and benefits under this Separation Agreement provided to the Employee. The covenants in this Section 10 shall not be deemed to be a penalty nor forfeiture.
11.Severability. In the event that any one or more of the provisions of this Separation Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Separation Agreement shall not in any way be affected or impaired thereby.
12.Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Separation Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

13.Governing Law and Forum. This Separation Agreement shall be subject to, and governed by, the laws of the State of Ohio applicable to contracts made and to be performed therein, without regard to conflict of laws principles thereof. Any action to enforce any of the provisions of this Separation Agreement shall be brought in a court of the State of Ohio located in Summit County or in a Federal court located in Cleveland, Ohio. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by Ohio law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.
EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS SEPARATION AGREEMENT, HE IS WAIVING ANY RIGHT THAT HE MAY HAVE TO A JURY TRIAL RELATED TO THIS SEPARATION AGREEMENT.
14.Withholding. The Company shall deduct or withhold, or require the Employee to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.
15.Entire Agreement. This Separation Agreement and the Release, constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior agreements, arrangements and understandings, whether written or oral, between the parties, including the TPA, except that nothing in this Separation Agreement shall negate or limit the Employee’s obligations under the Code of Business Conduct and Ethics. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. The Employee acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Separation Agreement or the Release. This Separation Agreement and the Release may not be altered or modified other than in a writing signed by the Employee and an authorized representative of the Company.
16.Notices. All notices given hereunder shall be given in writing, shall specifically refer to this Separation Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:
If to the Employee:     To Employee’s last address set forth on the payroll records                     of the Company.

If to the Company:     Sterling Jewelers Inc.
c/o Steven J. Becker
375 Ghent Road
Akron, Ohio 44333
Fax: (330) 664-4379
Attn: Chief Human Resources Officer

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

17.Successors and Assigns. This Separation Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee, the Company and their respective heirs, successors and assigns, except that the Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.
18.Section 409A.
(a)    The intent of the parties is that payments and benefit under this Separation Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Separation Agreement shall be interpreted to be in compliance therewith or exempt therefrom, as applicable. If any other payments of money or other benefits due to the Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the Company may (i) adopt such amendments to the Separation Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Separation Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of this Separation Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Separation Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Separation Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event any reimbursements that are non-qualified deferred compensation subject to Section 409A of the Code shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
(d)    For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Separation Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Separation Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)     Nothing contained in this Separation Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A on any person and the Company, its subsidiaries and affiliates, and each of their employees and representatives shall not have any liability to the Employee with respect thereto.
19.Compliance with Board Policies. The Employee shall be subject to the written policies of the Board, including, without limitation, any policy relating to the holding of shares of Company common stock or claw back of compensation, as they exist from time to time during the Employee’s employment with the Company.
20.Counterparts. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STERLING JEWELERS INC.

By:	/s/ Steven J. Becker
Name:	Steven J. Becker
Title:	Chief Human Resources Officer

EMPLOYEE

By:	/s/ Ed Hrabak
Name:	Ed Hrabak

Exhibit A
RELEASE AGREEMENT
This RELEASE (“Release”) dated as of ___________, 20__ between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and Ed Hrabak (the “Employee”).
WHEREAS, the Company and the Employee previously entered into that certain Separation Agreement dated as of January 29, 2017 (the “Separation Agreement”) pursuant to which the Employee’s employment with the Company shall terminate as of July 17, 2017 or, if earlier, the Employee’s termination of employment by the Company without Cause (as determined by the Company) or due to the Employee’s death or Disability; and
NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and in the Separation Agreement, the Company and the Employee agree as follows:
1.Capitalized terms not defined herein shall have the meaning as defined under the Separation Agreement.
2.    In consideration of the Employee’s release under Paragraph 3 hereof, the Company shall pay to the Employee or provide benefits to the Employee as set forth in Section 2, as applicable, of the Separation Agreement, which is attached hereto and made a part hereof.
3.    The Employee, on Employee’s own behalf and on behalf of Employee’s heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of Employee’s employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29

U.S.C. §§ 2601 et seq.), the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 et seq.), the Ohio Civil Rights Act (Ohio Rev. Code Ann. §§ 4112.01-4112.99, the Ohio Whistleblower’s Protection Statue (Ohio Rev. Code Ann. §§ 4113.51-4113.53), and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on Employee’s behalf, any administrative or judicial charges or complaints is ineffective, the Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. Notwithstanding the preceding sentence, nothing in this Release shall be construed to limit the Employee’s right to receive any monetary award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. The Employee relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Employee, in each case without liability of the Employee or the Company. The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is Employee’s intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.
4.    The Company and the Employee acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Employee for Employee’s acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Section 2 of the Separation Agreement, or (iii) with respect to the Employee’s rights as a shareholder of the Company, Signet or any of their subsidiaries.
5.    Employee acknowledges that pursuant to the Release set forth in Paragraph 3 above, Employee is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that Employee’s waiver and release of such rights is knowing and voluntary. Employee acknowledges that the consideration given for the ADEA waiver and release under this Release is in addition to anything of value to which Employee was already entitled.
(a)    Employee further acknowledges that he has been advised by this writing that:
(i)    Employee should consult with an attorney prior to executing this Release and has had an opportunity to do so;

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(ii)    Employee has up to twenty-one (21) days within which to consider this ADEA waiver and release;
(iii)    Employee has seven (7) days following Employee’s execution of this Release to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notice” provision in Section 15(f) of the Agreement;
(iv)    the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and
(v)    the twenty-one (21) day period set forth above shall run from the date Employee receives this Release. The Parties agree that any modifications made to this Release prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.
(b)    It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.
6.     This Release shall become effective on the first (1st) day following the day that this Release becomes irrevocable under Paragraph 5. All payments due to the Employee shall be payable in accordance with the terms of the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

STERLING JEWELERS INC.

By:
Name:
Title:

ED HRABAK

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